Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Eversource Energy Announces Leadership Changes Effective May 5, 2021

Eversource Energy Chairman, CEO and President Jim Judge to Become Executive Chairman of the Board

Joe Nolan Named President and CEO

HARTFORD, Conn. and BOSTON, Mass. (April 7, 2021) – Eversource Energy (NYSE: ES) today announced that Jim Judge, Chairman, President and Chief Executive Officer, will become the company’s Executive Chairman of the Board, effective May 5, 2021. Also, effective that date, as part of the company’s leadership succession plan, Joe Nolan, Executive Vice President, Strategy, Customer and Corporate Relations, will be promoted to President and CEO and is also expected to be elected to the Board of Trustees in May, 2021.

Jim Judge has served as Eversource’s President and CEO since 2016 and Chairman since 2017. Under his leadership, Eversource introduced its corporate clean energy strategy and carbon neutrality vision, and earned industry-leading #1 recognitions for ESG (Environmental, Social and Corporate Governance) as well as corporate responsibility.

Eversource provides safe, reliable electric, natural gas, and water service to 4.3 million New England customers; has outperformed many other utility companies in shareholder return over the short and long terms; and supports worthy community agencies and initiatives throughout its three-state service area.

Joe Nolan’s experience across the company positions him well to continue that record of success. He has been the executive vice president, customer and corporate relations for Eversource since the merger between Northeast Utilities and NSTAR in 2012 and assumed responsibility for the strategy function in early 2020.

Throughout his 35-year career with the company, Nolan has held extensive leadership positions in customer service, government and regulatory affairs, community relations, and corporate strategy. Nolan has been critical to Eversource’s environmental stewardship and clean energy leadership, including his current role as leader of the Eversource-Ørsted joint venture that plans to develop at least 4,000 MW of offshore wind capacity.

“Joe has been a crucial contributor to Eversource’s record of strong performance and industry leadership, and to the development of our clean energy vision and future strategy,” said Judge. “I have every confidence in his ability to successfully lead Eversource into the future. His extensive experience in our industry, passion for our customers, leadership skills, and focus on results make him the ideal person to lead the company going forward.”

“This is a pivotal moment for our company and our industry,” Nolan added. “We’re working to serve as a regional catalyst for clean energy and reduction of carbon emissions. We’re leading the way in environmental and corporate responsibility, responding to customers’ need for reliable and resilient networks, and continuing to provide positive results for investors. I’m honored to assume the leadership of our capable team of 9,300 dedicated employees.”

Nolan holds a master’s degree in business and a Bachelor of Arts degree in communications from Boston College. He serves on several boards, including Boston Children’s Hospital, the Intercontinental Real Estate Corporation, New England Council, Long Island, NY Association, and the Camp Harborview Foundation, among others. He has spearheaded the company’s signature community events throughout its service territory in Connecticut, Massachusetts, and New Hampshire.

In Judge’s new role as Executive Chairman of the Board, he will continue to serve the company on behalf of customers, shareholders and communities, overseeing strategic and investment planning, and remaining actively involved in both investor and industry relations. He will continue to work closely with Nolan. “One of my goals as CEO and Chairman of the Board was to ensure a strong leadership pipeline, and this is an important next step in the company’s succession process,” Judge said.

Eversource’s Board of Trustees will continue to have a lead independent trustee. On behalf of the company’s Board, William Van Faasen, Lead Trustee, said, “Joe Nolan has been an exemplary leader for many years and we are certain that he will provide strong leadership to Eversource and deliver superior results for our customers and shareholders in every category – customer, financial, operations, safety, community, environment, social and governance. We also would like to thank Jim Judge for his outstanding leadership as President, Chief Executive Officer and Chairman of the Board and are delighted that he will remain as Executive Chairman of our Board and continue to help shape our direction.”

Eversource (NYSE: ES) transmits and delivers electricity and natural gas and supplies water to approximately 4.3 million customers in Connecticut, Massachusetts and New Hampshire. Celebrated as a national leader for its corporate citizenship, Eversource is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2020 and recognized as one of America’s Most JUST Companies. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

Al Lara

860-665-2344

albert.lara@eversource.com

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